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                                                                     EXHIBIT 8.2

                       [LETTERHEAD OF KIRKLAND & ELLIS]

To Call Writer Direct:                                              Facsimile:
  312 861-                                                          312 861-2200
    2000

                               December 10, 1996

ServiceMaster Limited Partnership
One ServiceMaster Way
Downers Grove, Illinois 60515

             Re: TENDER OFFER FOR SHARES OF BAREFOOT INC.

Dear Ladies and Gentlemen:

  In connection with (i) the proposed tender offer by ServiceMaster Limited Partnership to acquire each outstanding share of common stock, par value $0.01 per share of Barefoot Inc., a Delaware corporation, together with the associated Series A Junior Participating Preferred Stock Purchase Rights not already owned by ServiceMaster, for, at the election of the holder, either: (A) $16.00 in cash, without any interest thereon; or (B) a fraction (the "Conversion Fraction") of a validly issued, fully paid and nonassessable share of limited partnership interest in ServiceMaster, determined by dividing $16.00 by the greater of (x) $23.00 or (y) the average (without rounding) of the closing price of ServiceMaster Shares on the New York Stock Exchange ("NYSE") as reported on the NYSE Composite Tape for the 15 consecutive NYSE trading days ending on the fifth NYSE trading day immediately preceding the date that the Expiration Date (as defined) and rounding the result to the nearest one one-hundred thousandth of a share (the "Offer") pursuant to an Acquisition Agreement by and among ServiceMaster Limited Partnership, ServiceMaster Acquisition Corporation and Barefoot Inc. (the "Acquisition Agreement") and
(ii) the proposed cash-out merger of Merger Sub with and into the Company for $16.00 per Share upon the terms and subject to the conditions set forth in a Merger Agreement executed simultaneously with the Acquisition Agreement (the "Merger Agreement") as described in this Offering Circular/Prospectus contained in the Form S-4 Registration Statement relating to the Offer (Registration No. XXX-XXXXX) filed with the Securities and Exchange Commission (the "Commission")
on December   , 1996, you have requested our legal opinion concerning certain
United States federal income tax consequences of the Tender Offer.

  We are familiar with the corporate proceedings to date with respect to the Tender Offer and have examined the form of the Acquisition Agreement and the Merger Agreement and such other records and documents as we considered necessary. We have also examined a representation letter from ServiceMaster Limited Partnership dated December 9, 1996 (the "Representation Letter").
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                       [LETTERHEAD OF KIRKLAND & ELLIS]

  The opinion set forth herein is based on relevant provisions of the Internal Revenue Code of 1986, as amended through the date hereof (the "Code"), Treasury regulations promulgated thereunder (the "Regulations"), and interpretations thereof by the courts and the Internal Revenue Service, all as they exist at the date of this letter. No tax rulings will be sought from the Internal Revenue Service with respect to any of the matters discussed herein. All such provisions of the Code, Regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. Any such change could affect any or all of the conclusions set forth in this opinion.

  Based on the foregoing authorities and the representation of ServiceMaster Limited Partnership in the Representation Letter and assuming that the documents to be delivered in connection with the Tender Offer are, to the extent applicable, executed and delivered in substantially the form we have examined, we are of the opinion that the statements in this Offering Circular/Prospectus under the caption "Certain Federal Income Tax Consequences" fairly describe the material United States federal tax consequences of the Tender Offer. There can be no assurance, however, that such discussion will not be successfully challenged by the Internal Revenue Service, or significantly altered by new legislation, changes in Internal Revenue Service positions or judicial decisions, any of which challenges or alterations may be applied retroactively with respect to completed transactions.

  We hereby consent to the disclosure of this opinion in the Offering Circular/Prospectus and the Registration Statement.

             Re: TENDER OFFER FOR SHARES OF BAREFOOT INC.

                                          Kirkland & Ellis